DESCRIPTION OF SECURITIES

General

The following description summarizes the most important terms of our capital stock, and some of the provisions of our amended and restated certificate of incorporation, amended and restated by-laws, and relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”). The descriptions herein do not purport to be complete and are qualified in their entirety by our amended and restated certificate of incorporation and amended and restated by-laws, each of which have been filed with the Securities and Exchange Commission (the “SEC”) and are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, as well as the relevant provisions of the DGCL.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and 25,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

As of March 31, 2025: (i) 19,986,338 shares of Common Stock, and (ii) zero shares of Preferred Stock, were issued and outstanding. Shares of our Common Stock are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shares of our Preferred Stock are not registered pursuant to Section 12 of the Exchange Act.

Common Stock

We are authorized to issue 100,000,000 shares of Common Stock. Holders of our Common Stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our Common Stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities and payment to holders of Preferred Stock that have a liquidation preference over our Common Stock. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid on Common Stock in the foreseeable future.

Holders of our Common Stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversions, redemption, sinking fund or similar provisions regarding the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

Our Articles of Incorporation currently authorize the issuance of 25,000,000 shares of Preferred Stock. Our directors have the power to issue shares without shareholder approval, and such shares can be issued with such rights, preferences, and limitations as may be determined by our board of directors. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future.

Although we presently have no commitments or contracts to issue any shares of Preferred Stock, authorized and unissued Preferred Stock could delay, discourage, hinder or preclude an unsolicited acquisition of the Company, could make it less likely that shareholders receive a premium for their shares as a result of any such attempt, and could adversely affect the market prices of, and the voting and other rights, of the holders of outstanding shares of our Common Stock.

Effect of Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which generally prevents Delaware corporations from engaging in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless that business combination or the transaction which resulted in the stockholder becoming an interested stockholder has been approved in one of a number of specific ways. For purposes of Section 203, a “business combination” includes, among other things, a merger or consolidation involving us and the interested stockholder and a sale of more than 10% of our assets. In general, the anti-takeover law defines an “interested stockholder” as any entity or person beneficially owning 15% or more of a corporation’s outstanding voting stock and any entity or person affiliated or associated with such entity or person. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of a corporation’s outstanding voting stock. We have not “opted out” of the provisions of Section 203, and are subject to the provisions of Section 203.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also permits a corporation to pay expenses incurred by a director or officer in advance of the final disposition of a proceeding subject to receipt of an undertaking by such director or officer to repay such amount if it shall be ultimately determined that such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement and vote of stockholders or disinterested directors or otherwise.

Our amended and restated certificate of incorporation and amended and restated by-laws provide for indemnification of our directors and officers (and their legal representatives), and of those serving at the request of our Board of Directors or officers as an employee or agent of the corporation, or as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, to the fullest extent authorized by the DGCL, except that we will indemnify a person for a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by our Board of Directors. Our amended and restated certificate of incorporation provides for mandatory advancement of expenses to persons entitled to indemnification in defending any action, suit or proceeding in advance of its final disposition, provided that, if the DGCL so requires, such persons provide an undertaking to repay such amounts advanced if it is ultimately determined that such person is not entitled to indemnification. From time to time, our directors and officers may be provided with indemnification agreements that are consistent with or greater than the foregoing provisions. In addition, to the extent that our officers and directors also serve as executive officers or directors of our subsidiaries, such officers and directors will also be subject to indemnification consistent with the indemnification provisions of the charter documents of such subsidiaries. We have policies of directors’ and officers’ liability insurance that insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. We believe that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability.

Action by Written Consent

Under Section 228 of the DGCL, unless a corporation’s certificate of incorporation expressly prohibits action by the written consent of stockholders, any action required or permitted to be taken by its stockholders at a duly called annual or special meeting may be taken by a consent in writing executed by stockholders possessing not less than the minimum number of votes necessary to authorize or take such action at a meeting. Our amended and restated certificate of incorporation does not expressly prohibit action by the written consent of stockholders.

Stock Exchange Listing

Our Common Stock is listed on The Nasdaq Capital Market under the ticker symbol “SKYQ”.

Transfer Agent and Registrar

The transfer agent for our Common Stock is Colonial Stock Transfer. The address for Colonial Stock Transfer is 7840 S 700 E, Sandy, UT 84070, and the telephone number is (801) 355-5740.